EXHIBIT 99.1

RISK FACTORS RELATED TO RENERGEN

Risks Related to the Expansion of the Virginia Gas Project

As we further expand Renergen’s current operations into Phase 2, we may face additional problems associated with natural gas exploration and development projects.

Our ability to sustain or increase levels of helium and LNG production is dependent in part on the successful expansion of Renergen’s operations, including the development of the Virginia Gas Project. The development of a natural gas facility takes a number of years to complete and requires substantial capital investment. The economic feasibility of such project is based upon many factors, including, among others: the accuracy of reserve estimates; helium and LNG recoveries; sufficient quality and/or quantity of feed gas; capital and operating costs; government regulations relating to prices, taxes, royalties, land tenure, land use, importing, exporting and environmental protection; and helium and LNG commodity prices. Projects to replace existing capacity or expansions are also subject to the successful completion of feasibility studies, the issuance of necessary governmental permits and the availability of adequate financing. If we are unable to execute such projects successfully, we could face problems such as delays, cost overruns and lower than predicted revenues, which could have an adverse effect on Renergen’s business, financial condition and results of operations.

Renergen has several additional supporting authorizations, licenses and permits to obtain before Phase 2 of the Virginia Gas Project is considered fully permitted, which we may not timely obtain or obtain at all.

Renergen has several additional supporting authorizations to obtain before Phase 2 of the Virginia Gas Project is considered fully permitted. We may have difficulty obtaining these required authorizations, permits and licenses for the operation of Phase 2. These permits, licenses and approvals are issued by ministries and/or agencies of the South African government and are crucial to the success of Phase 2. Although we have applied for all consents necessary to conduct Renergen’s business, there can be no assurance that we will obtain, retain, timely renew or comply with all of the terms and conditions attaching to such consents, which could delay Renergen’s progress or curtail some of Renergen’s plans entirely.

Renergen’s overall cost to complete construction of Phase 2 is an estimate based on assumptions that may be inaccurate and are based on existing economic and operating conditions that may change in the future. If actual costs are materially greater than our estimates, Renergen’s business, financial condition and results of operations may be negatively impacted.

The estimated build cost to complete construction of Phase 2 are based on assumptions that may be inaccurate and existing economic and operating conditions that may change in the future, which could materially and adversely affect the cost of construction beyond our estimates. The cost of construction could change for a variety of reasons including, but not limited to, increased labor costs, increased energy costs and cost overruns. Furthermore, the world economy is facing the risk of increasingly high inflation as a result of, among other things, continued supply constraints with rising demand and increased energy prices. This sharp rise in inflation has created pressure on economies and their central banks to reconsider accommodative and expansionary monetary policies, resulting in higher interest rates and associated monetary policy aimed at reducing excess liquidity in the market. The current levels of inflation in South Africa, and globally, may prevent comparison between the development of Phase 1 and the development of Phase 2, as the costs of goods and services used in the development of Phase 1 may not correlate with the costs of goods and services used for the development of Phase 2, making it difficult to predict the cost of materials and the price of labor needed to complete the construction of Phase 2. Additionally, high rates of inflation may curtail our ability to access international financial markets and may lead to further government intervention in the economy, which may introduce government policies that may materially and adversely affect us and constrain our ability to purchase the materials or hire the labor required to complete the development of Phase 2. If the actual costs of construction are materially greater than our estimates, Renergen’s business, financial condition and results of operations will be negatively impacted.

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There can be no assurance that we will be able to obtain the necessary financing for Phase 2 in a timely manner and/or on acceptable terms, if at all.

We have received conditional approval by the DFC, pursuant to the delineated application review process of the DFC, to fund Phase 2 with up to $500 million of senior secured debt. Additionally, the Standard Bank of South Africa has conditionally approved an additional $250 million of senior secured debt funding for Phase 2, which is anticipated to be funded substantially concurrently with the aforementioned DFC funding. Conditions to such funding by the DFC and Standard Bank of South Africa are anticipated to include, among other things, receipt by the DFC and the Standard Bank of South Africa of satisfactory evidence that (i) Tetra4 owns or has the right to use at least 90% of the real property on which the Phase 2 facilities and wells are located (whether through ownership, leases, easements, rights-of-way or similar arrangements); (ii) Tetra4 has entered into business, construction and operational arrangements to deliver the Phase 2 facilities to the satisfaction of the lenders; (iii) Tetra4 has marketing plans for helium and LNG sales (including timing, amount and pricing) to ensure financial covenants under such secured debt arrangements will continue to be met; (iv) Tetra4 has received definitive offtake agreements for helium and LNG produced at the Phase 2 facilities with contracted revenues equal to at least 50% of the debt service under such secured debt arrangements;; (v) Renergen shall contribute sufficient equity into the project such that Tetra4’s debt to equity ratio will not exceed 65% to 35%; and (vi) the conclusion of an EIA and Environmental Management Plan for Phase 2 in compliance with the Equator Principles and IFC Performance Standards. If we do not complete the standard conditions precedent or successfully complete additional or equity or debt financings, we may not obtain the necessary financing for Phase 2 in a timely manner, on acceptable terms, or at all.

If we are unable to fund Renergen’s planned capital expenditure for Renergen’s projects as a result of, among other factors, difficulties in raising funding to support future capital expenditures and investments, we may no longer be able to complete capital projects. In addition, we may be unable to develop new capital projects so as to continue production at cost-effective levels. Renergen’s capital expenditures financed by borrowing additional funds may increase our leverage and make it more difficult for us to satisfy Renergen’s obligations, limit our ability to obtain additional financing to operate Renergen’s business, and require us to dedicate a substantial portion of Renergen’s cash flow to payments on Renergen’s debt, which may reduce our ability to use Renergen’s cash flow to fund working capital, capital expenditures and other general corporate requirements, and place us at a competitive disadvantage relative to some of Renergen’s competitors that have less debt.

Managing a project as substantial in size as Phase 2 of the Virginia Gas Project requires sufficient technical, commercial and project management capacity and there can be no assurance that Renergen’s current management team has sufficient capacity.

Successful implementation of Phase 2 of the Virginia Gas Project requires sufficient technical, commercial and project management capacity. As part of the execution strategy for Phase 2, we have retained Worley, a global engineering entity, WorleyParsons Limited, to act as engineer to ensure sufficient skill set, experience, management capability and resources are available to us for the execution of Phase 2 of the Virginia Gas Project. The scope of the owners engineer’s work and its execution will be overseen by Renergen’s management team. However, there can be no assurance that Renergen’s current management team has sufficient capacity, or that it can acquire additional skills to supplement that capacity, to manage a project of this scale and to realize cost and operational efficiencies throughout Phase 2 or maintain those at the existing operations.

Even if Phase 2 is completed, the project may not operate as expected or may cost more to operate than expected.

We categorize Phase 2 as the expansion of Renergen’s existing, authorized operations through the drilling of additional wells, the construction of additional natural gas gathering pipelines and the construction of a significantly larger (approximately 12x larger) processing and liquefaction facility, and the associated road tanker distribution facilities and downstream customer dispensing facilities. Phase 2 is a major undertaking and we may encounter unexpected obstacles in the future, such as inflationary pressures, rising interest rates and associated monetary policy and increasing power shortages or blackouts, that were not present during the construction of Phase 1 and that we cannot overcome within budget, within Renergen’s expected timeframe, or at all. Even if Phase 2 is completed, the project may not operate as expected or may cost more to operate than expected. Renergen’s results of operations and financial condition are, to a large extent, dependent upon the overall success of Phase 2. Accordingly, any changes in the expected operation or cost of operation of the projects in Phase 2 may adversely impact Renergen’s results of operations and financial condition.

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The construction and operation of gas gathering pipelines may pose unforeseen difficulties, delays or costs, which could impact Renergen’s profitability and cause a delay in Renergen’s operations.

The development of the Virginia Gas Project includes construction, and ultimately operation, of low-pressure well-site gathering pipelines that deliver production to a liquefaction facility. The construction and operation of the gathering pipelines poses a number of risks, including risks related to:

•	design flaws in the pipeline infrastructure;

•	technical vulnerabilities in information systems that are used to manage and control the flow of gas;

•	delays in construction caused by third-party providers or contractors or delays in obtaining necessary permits, authorizations or licenses for construction or operation of the pipelines;

•	improper installation techniques, material defects, and/or environmental factors resulting in corrosion or material fatigue that could impact ongoing pipeline operations;

•	delays caused by Renergen’s lack of ownership of the land on which we will own Renergen’s pipelines;

•	inadequate maintenance and quality management, which may affect overall performance, recoverability and efficiency;

•	costs and liabilities resulting from performance of pipeline integrity testing programs and related repairs;

•	construction and operating cost overruns that cannot be passed on to the customer;

•	unforeseen plant outages;

•	inability to access gas gathering infrastructure due to abnormally inclement weather or other unforeseen circumstances;

•	damage to Renergen’s pipelines and other facilities due to climatic events and severe weather;

•	production variability or system disruptions;

•	theft or vandalism of wellhead and/or pipeline infrastructure;

•	community protest, including protest caused by a perceived lack of local community participation in the project and permanent job opportunities for local residents; and

•	inability to deliver production due to a force majeure event or other unforeseen circumstances.

There is no assurance that we will be able to execute future take-or-pay agreements with customers on favorable pricing terms, if at all.

Renergen’s results of operations depend on our ability to strategically execute offtake agreements with customers. We expect to contract the majority of the LNG we produce on five- to eight-year take-or-pay agreements, servicing the industrial, logistics and potentially gas-to-power industries. There is no assurance that we will be able to execute these agreements on favorable pricing terms, if at all. If we are unable to negotiate these contracts, or are unable to secure favorable prices and terms, Renergen’s business, financial condition, results of operation and prospects could be adversely affected.

As Renergen’s customer contracts expire, we may not be able to replace them with agreements on similar terms, or at all.

Certain helium and LNG contracts in Renergen’s portfolio will be subject to expiration. If the price of helium or LNG is declining at the time of negotiating a replacement contract, our ability to negotiate or replace these contracts on terms that are acceptable to us, or at all, may be adversely impacted. Renergen has a limited customer base and we expect that a significant portion of Renergen’s future revenues will be from a limited number of customers, which could result in us having less leverage in contract negotiations. Further, because of Renergen’s limited customer base, the loss of any significant customer could adversely affect Renergen’s operating results. We cannot provide any assurance that we will be able to negotiate or replace these contracts once they expire, and, even if we are able to do so, we cannot provide any assurance that we will be able to obtain the same prices or terms we currently receive. If we are unable to negotiate or replace these contracts, or are unable to secure prices and terms at least equal to the current prices and terms we receive, Renergen’s business, financial condition, results of operation and prospects could be adversely affected.

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We cannot assure you that there will be consumer demand for Renergen’s LNG filling stations or that customers will transition to LNG as a liquid fuel.

As part of Phase 2, we plan to establish a number of LNG filling stations for trucks at Renergen’s customers’ depots and potentially along the major highways in South Africa. We cannot assure you that there will be consumer demand for Renergen’s LNG filling stations or that customers will transition to LNG as a liquid fuel. There are constraints on the volume of hazardous goods, including LNG, which may be stored on a site at any time without approval from the EIA for a greater volume. This adds to the complexity and frequency of LNG deliveries to Renergen’s customers and may increase the cost and risk profile associated with Renergen’s LNG operations. In addition, medium to large customers typically prefer to buy and dispense diesel in their own depots, which may reduce the attractiveness of refilling at one of Renergen’s LNG filling stations. Finally, customers may view the fact that Renergen is the sole producer of LNG in South Africa as a risk to their operations, preventing them from transitioning to LNG. If Renergen’s expectations regarding consumer demand for Renergen’s LNG filling stations or the customer transition to LNG as a liquid fuel are not realized, Renergen’s business, financial condition, results of operation and prospects could be adversely affected.

Renergen’s success is partially dependent on the willingness of truckers and other consumers to transition from diesel to LNG, which may not occur in a timely manner, at expected levels or at all.

Renergen’s success is partially dependent on the adoption by trucks and other consumers of Renergen’s LNG as a substitute for diesel. Although there is wide acknowledgement in the industry that LNG represents a less expensive and more environmentally friendly alternative to diesel fuel, a significant portion of the transportation industry is not currently utilizing LNG. As the sole producer of LNG in South Africa, the lack of alternative sources may be perceived as a risk to the transportation industry, which may hinder the transition from diesel to LNG. If the market for Renergen’s LNG as a substitute for diesel does not develop, or if a market develops but Renergen is not able to capture a significant share of the market or the market subsequently declines, Renergen’s business, prospects, financial condition, and operating results would be harmed.

We may experience unforeseen difficulties, delays or costs in implementing Renergen’s business strategy and operational plan.

Our ability to grow Renergen’s business will depend on the successful implementation of Renergen’s existing and proposed strategic initiatives and current operational plans. The successful implementation of Renergen’s strategic initiatives and operational plans, including the realization of Renergen’s production growth, depends upon many factors, with some of such factors outside Renergen’s control. We may prove unable to deliver on production targets. Unforeseen difficulties, delays or costs may adversely affect the successful implementation of Renergen’s business strategy and plans, and such strategy and plans may not result in the potential benefits. For example, a number of factors, including, but not limited to, operating costs, safety-related issues, organized labor action and technical issues may result in a failure to meet operations targets or strategic goals. Any such difficulties, delays or costs could prevent us from fully implementing Renergen’s business strategy, which could have a material adverse effect on its business, operating results and financial condition.

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Risks Related to Renergen’s Business

Because Renergen holds South Africa’s first and only onshore petroleum Production Right for the extraction and production of natural gas and helium and part of Renergen’s business strategy involves using some of the latest available slant well drilling and completion techniques, Renergen’s drilling results in South Africa may be more uncertain than drilling results in areas that are developed and have established production.

Renergen is a new producer of liquid helium and hold South Africa’s first and only onshore petroleum Production Right for the extraction and production of natural gas and helium. As a result, Renergen’s drilling results in South Africa may be more uncertain than drilling results in areas that are developed and have established production. Newer formations and areas have limited or no production history and, consequently, Renergen is more limited in assessing future drilling results in these areas. In addition, part of Renergen’s drilling strategy to maximize recoveries involves the drilling of slant wells, the locations of which are determined based on aeromagnetic and gravity surveys, re-processed seismics and data obtained from prior drilling campaigns. The difficulties we face drilling slant wells include: the fracturing of drill rods and rapid loss of inclination due to the intersection of softer rocks, which reduces the entry angle and decreases the probability of success. The difficulties we face while completing slant wells include: the loss of inclination that affects trajectory, the gravitational impact on centralization efforts, which can cause improper cement bonds and necessitate the insertion of additional migratory casings, and reductions in our ability to log accurately, which reduces the quality of data received. Renergen’s experience with drilling slant wells in the area to date, as well as the industry’s drilling and production history in these formations, is limited. Since Renergen has limited drilling history, we cannot assure you that all drilling prospects will be economically viable or that we will not abandon Renergen’s investments. We cannot assure you that targeted well locations for prospects within Renergen’s area will be profitably developed, that wells drilled by Renergen in prospects that we pursue will be productive or that we will recover all or any portion of Renergen’s investment in such unproved property or wells.

Renergen’s business is difficult to evaluate because we have a limited operating history, and we are susceptible to the potential difficulties associated with rapid growth and expansion.

Renergen’s LNG and helium extraction has a limited operating history. Renergen began producing CNG on Renergen’s properties in September 2016 and ceased CNG operations in September 2022. Renergen began producing LNG on Renergen’s properties in September 2022 producing limited quantities of LNG to date. The selling and distribution of LNG began in November 2022. Helium commissioning and production was achieved in January 2023. As a result, there is only limited historical financial and operating information available upon which to base your evaluation of Renergen’s performance. Renergen’s future operating results will depend on many factors, including:

•	the success of Renergen’s development and exploration of helium and LNG;

•	the demand for LNG and helium;

•	the level of Renergen’s competition;

•	our ability to attract and maintain key management and employees; and

•

our ability to efficiently explore, develop, produce or acquire sufficient quantities of marketable LNG or helium in a highly competitive and speculative environment while maintaining quality and controlling costs.

In addition, we expect to grow rapidly over the next several years. Our management believes that Renergen’s future success depends on our ability to manage the rapid growth that we expect to experience and the demands from increased responsibility on management personnel. Additionally, the following factors could present difficulties:

•	increased responsibilities for Renergen’s executive level personnel;

•	increased administrative burden;

•	increased capital requirements; and

•	increased organizational challenges common to large, expensive operations.

Renergen’s operating results could be adversely affected if we do not successfully manage these potential difficulties. The historical financial information incorporated herein is not necessarily indicative of the results that may be realized in the future. In addition, Renergen’s operating history is limited and the results from Renergen’s current producing wells are not necessarily indicative of success from Renergen’s future drilling operations.

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Renergen’s identified drilling locations are scheduled out over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling. In addition, we may not be able to raise the substantial amount of capital that would be necessary to drill such locations.

Renergen’s management and technical teams have specifically identified and scheduled certain drilling locations as an estimation of Renergen’s future multi-year drilling activities. Our ability to drill and develop these locations depends on a number of uncertainties, including natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, drilling results, gathering system and pipeline transportation constraints, access to and availability of water sourcing and distribution systems, regulatory approvals and other factors. Because of these uncertain factors, we do not know if the numerous drilling locations we have identified will ever be drilled or if we will be able to produce natural gas from these or any other drilling locations. As such, Renergen’s actual drilling activities may materially differ from those presently identified.

We may be unable to drill many of Renergen’s identified locations. In addition, we will require significant additional capital over a prolonged period in order to pursue the development of these locations, and we may not be able to raise or generate the capital required to do so. Any drilling activities we are able to conduct on these locations may not be successful, may not result in production or additions to Renergen’s estimated proved reserves and could result in a downward revision of Renergen’s estimated proved reserves, which could have a material adverse effect on Renergen’s future business and results of operations.

Renergen’s results of operations and financial condition are dependent upon the economic, environmental, social and political conditions in South Africa.

All of Renergen’s existing assets are in South Africa, and we expect to complete construction projects and secure additional development projects in South Africa. As a result, the performance of Renergen’s operations are dependent upon the economic, environmental, social and political conditions in South Africa, and we are exposed to a variety of risks, including risks related to:

•	heightened economic volatility;

•	difficulty in obtaining authorizations, permits and licenses required for the operation of Renergen’s projects and planned projects;

•	fluctuations in revenues, operating margins and/or other financial measures due to currency exchange rate fluctuations and restrictions on currency and earnings repatriation;

•	trade protection measures, import or export restrictions, licensing requirements and/or restrictive conditions, codes, norms and standards;

•	occupational safety, work hazards, and local labor laws and regulations;

•	potentially adverse tax developments or interpretations;

•	changes in political and/or social conditions;

•	fluctuations in the availability of funding;

•	changes in Renergen’s relationships with the different stakeholders in the communities surrounding Renergen’s facilities;

•	the proximity, cost, availability and capacity of natural gas and helium pipelines and other transportation facilities and equipment;

•	changes in the regulatory legal framework, including the costs of complying with environmental and energy regulations; and

•	consumer demand for lower-carbon forms of energy.

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Renergen’s Virginia Gas Plant, located near Virginia in the Free State Province of South Africa, is subject to poor socio-economic conditions, which could hinder Renergen’s progress.

Renergen’s Virginia Gas Plant is located in the Free State Province of South Africa. South Africa’s unemployment rate was 31.9% in the third quarter of 2024. Poor socio-economic conditions in these communities increase expectations for employment from businesses operating in these communities and other socio-economic benefits. Historically, high unemployment rates contribute to social unrest. Furthermore, local governments and communities have demonstrated an increased reliance and growing expectations on energy companies to combat such unemployment, which may contribute to disruptions in operations due to community activism and lack of local delivery services. We strive to employ from, and integrate, local communities where possible, and we regularly engage and monitor Renergen’s interaction with local communities in which we operate, including through community development programs with localized procurement opportunities; however, any such disruptions in Renergen’s operations due to community activism or social unrest may adversely affect us.

We use third-party providers and contractors to conduct Renergen’s operations, and the lack of availability of, or failure to properly perform services by, one or more of these third-party providers or contractors may adversely affect us.

The lack of availability of, or failure to properly perform services by, one or more of Renergen’s third-party providers or contractors could result in a decrease in Renergen’s production and/or delay the development of projects. A number of resources, such as compressors, liquefaction equipment, helium and cryogenic equipment and control systems, are only available through a limited number of third parties, and lead-times, work slowdowns, stoppages, or other labor- or services-related developments or disputes involving such third parties or contractors or their respective employees or services providers are out of Renergen’s control.

There can be no assurance that we will be able to secure in a timely manner, or on commercially acceptable terms or at all the provision of all the services that we will need to execute Renergen’s business plans, or that such arrangements (both current and planned) will be sufficient for Renergen’s future needs and/or will not be interrupted. Renergen has previously entered into various Agreements of Mandatory, commonly known as Section 37(2) Agreements, which limit Renergen’s liability to third parties by placing the legal liability on the third-parties for acts or omissions undertaken by their employees. We also require all of Renergen’s third-party service providers to be in good standing with a compensation fund in order to mitigate any potential liability we may face in terms of the Compensation for Occupational Injuries and Diseases Act. However, we cannot be certain that we will not incur liability to third parties as a result of the actions of Renergen’s contractors.

In addition, certain of the services we require are, or may in the future be, only available from a limited number of specialized providers, and we may encounter difficulties in securing the services of specialized contractors due to high demand for those services. As a result, we are dependent on external contractors performing and fulfilling their obligations satisfactorily. While we are not aware of any specific failures or delays in providing such services, Renergen’s business and development plans may be adversely affected by any failure or delay by third parties in providing these services, by any change to the terms on which these services are made available, or by the failure of such third-party providers to provide services that meet Renergen’s quality or volume requirements. If we determine it necessary to change a provider of such services, we may experience additional costs, delays, interruptions to production, or other adverse effects on Renergen’s business, and we may not be able to find adequate replacement services on commercially acceptable terms, on a timely basis, or at all. In addition, pursuant to the conditional approval of up to $500 million in senior secured debt from DFC and up to $250 million in senior secured debt from the Standard Bank of South Africa, which we anticipate to be funded substantially concurrently with the aforementioned DFC funding, we will be required to enter into business, construction and operational arrangements to deliver the Phase 2 facilities with suitably skilled contractor(s) to the satisfaction of the DFC and the Standard Bank of South Africa.

We currently rely on outside contractors to perform key roles, such as drilling, downhole (wireline) logging and compositional sampling. We will also rely on Worley to perform the owners engineer role on behalf of the Company for Phase 2 of the Virginia Gas Project, and we will rely on specialist Engineering, Procurement and Construction (“EPC”) contractors for execution and construction of the Phase 2 plant. We may also rely on specialized operating and maintenance contractors who are appointed for the short- to medium-term to assist with the operation of Renergen’s Phase 1 plant and the development of Renergen’s Phase 2 plant. These contractors will be selected based on international and, where possible, local experience. During the construction of Phase 2, we also plan to appoint an independent consultant who must be registered with the South African Council for the Project and Construction Management Professions to oversee and audit Renergen’s OHSA implementation and Renergen’s third-party service providers. The success of Renergen’s operations and activities remains significantly dependent on the efforts, abilities and performance of outside contractors.

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Should we be unable to acquire or retain third-party providers or contractors of key services on favorable terms, or should there be interruptions to, or inadequacies with, any services provided, we may need to incur additional capital and operating expenditures to perform or correct such services. The occurrence of one or more of these risks could have a material adverse effect on Renergen’s business, results of operations and financial condition.

All of Renergen’s operations are conducted in one geographic area. Any adverse developments at Renergen’s facility could have a material adverse effect on Renergen’s business, results of operations and financial condition.

Because all of Renergen’s operations are conducted in one geographic area located in Virginia, Free State Province, South Africa, an event such as an explosion, substantial gas leak, fire, equipment malfunction or severe weather conditions, including water shortages or other drought-related conditions, that adversely affect Renergen’s facility could significantly disrupt Renergen’s natural gas or helium production operations and our ability to supply LNG and helium to Renergen’s customers. Additionally, as a result of this concentration, we may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in these areas caused by governmental regulation, processing or transportation capacity constraints, market limitations, availability of equipment and personnel, or interruption of the processing or transportation of natural gas. Any sustained disruption in our ability to meet Renergen’s obligations under Renergen’s sales agreements could have a material adverse effect on Renergen’s business, results of operations and financial condition.

Natural gas prices are volatile. A sustained decline in natural gas prices could adversely affect Renergen’s business, financial condition and results of operations and our ability to meet Renergen’s capital expenditure obligations and financial commitments.

The prices we receive for Renergen’s natural gas production heavily influence Renergen’s revenue, profitability, access to capital, and future rate of growth. Natural gas is a commodity, and its price may fluctuate widely in response to market uncertainty and to relatively minor changes in the supply of and demand for natural gas. Historically, natural gas prices have been volatile. For example, during the period from January 1, 2014 through November 7, 2016, the Henry Hub spot price for natural gas declined from a high of $8.15 per MMBtu on February 10, 2014 to a low of $1.49 per MMBtu on March 4, 2016. The prices we receive for Renergen’s production, and the levels of Renergen’s production, depend on numerous factors beyond Renergen’s control, which include the following:

•	worldwide and regional economic conditions impacting the global supply and demand for natural gas;

•	the price and quantity of foreign imports of natural gas;

•	political and economic conditions in or affecting other producing regions or countries, including the Middle East, Africa, South America and Russia;

•	the level of global exploration, development and production of natural gas;

•	the level of global inventories of natural gas;

•	the proximity, capacity, cost and availability of gathering and transportation facilities;

•	localized and global supply and demand fundamentals and transportation availability;

•	the cost of exploring for, developing, producing and transporting reserves;

•	weather conditions and natural disasters;

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•	technological advances affecting energy consumption;

•	the price and availability of alternative fuels;

•	expectations about future commodity prices;

•	energy supply, production, and conservation measures, including policies and initiatives by governmental authorities; and

•	governmental regulation and taxes.

Lower commodity prices may reduce Renergen’s cash flow and borrowing ability. If we are unable to obtain needed capital or financing on satisfactory terms, our ability to develop future reserves could be adversely affected. Also, using lower prices in estimating proved reserves may result in a reduction in proved reserve volumes due to economic limits. In addition, sustained periods with natural gas prices at levels lower than current Henry Hub strip prices may adversely affect Renergen’s drilling economics and our ability to raise capital, which may require us to re-evaluate and postpone or eliminate Renergen’s development program, and result in the reduction of some of Renergen’s proved undeveloped, probable and possible reserves and related PV-10. As a result, a substantial or extended decline in commodity prices may materially and adversely affect Renergen’s future business, financial condition, results of operations, liquidity and ability to finance planned capital expenditures.

The world’s helium supply is located in a few countries, which may cause volatility in helium prices, impact Renergen’s competition and affect Renergen’s business or results of operations.

Helium is a commodity business, which means that Renergen’s operations and earnings may be significantly affected by changes in helium prices and in margins on helium sales. Helium prices and margins on helium sales depend on local, regional and global events or conditions that affect supply and demand for helium. The world’s helium supply is located primarily in the United States, Algeria, and Qatar, in addition to South Africa, Russia and a few other countries. The scarcity of this resource limits the number of competitors in the helium industry and, if Renergen’s competitors in any of these countries experience a problem with production of helium, the price of helium may spike. For example, an explosion at a Russian helium production facility in January 2022 has caused a continued delay in production at that site and contributed to global helium supply concerns, which impacted the prices for the commodity. Any material decline in helium prices could have a material adverse effect on certain of Renergen’s operations, especially in financial condition and proved reserves.

We face competition based upon the international market price for LNG.

We may be subject to the risk of LNG price competition when we need to replace any existing sale purchase agreement (“SPA”), whether due to natural expiration, default or otherwise, or enter into new LNG SPAs. Factors relating to competition may prevent us from entering into a new or replacement SPA on economically comparable terms as existing SPAs, or at all. Such an event could have a material adverse effect on Renergen’s business, contracts, financial condition, operating results, cash flow, liquidity and prospects. Factors that may negatively affect potential demand for LNG from Renergen’s liquefaction projects are diverse and include, among others:

•	increases in worldwide LNG production capacity and availability of LNG for market supply;

•	LNG demand at levels below those required to maintain current price equilibrium with respect to supply;

•	increases in the cost to supply natural gas feedstock to Renergen’s liquefaction projects;

•	decreases in the cost of competing sources of natural gas or alternate fuels, such as coal, heavy fuel oil and diesel;

•	decreases in the price of non-South African LNG, including decreases in price as a result of contracts indexed to lower oil prices;

•	increases in capacity and utilization of nuclear power and related facilities; and

•	displacement of LNG by pipeline natural gas or alternate fuels, including in locations where access to these energy sources is not currently available.

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Actual and potential supply chain shortages and increases in the prices of production inputs may have a material adverse effect on us as we expand Renergen’s current operations.

Renergen’s results of operations have been and may in the future be affected by the availability and pricing of raw materials and other essential production inputs, including equipment, fuel and steel. The price and quality of raw materials have been and may in the future be substantially affected by changes in global supply and demand, along with weather conditions, including those due to climate change, governmental controls and other factors. A sustained interruption in the supply of any of these materials could require us to find substitute suppliers and to pay higher prices for such materials. Furthermore, the cost of construction materials and the prices of certain of Renergen’s production inputs are impacted by, among other things, the prices of such raw materials, including oil and steel, which have been, and may continue to be, subject to price volatility. The price of these materials may continue to rise as a result of inflation, resulting in significantly higher construction costs as we expand Renergen’s current operations into Phase 2. Any significant increase in the prices of these materials could increase Renergen’s operating costs and affect production considerations, which may have a material adverse effect on Renergen’s operations and liquidity.

We depend on third parties to manufacture and to supply key semiconductor components necessary for operations at the Virginia Gas Plant. If these third party suppliers become unwilling or unable to provide an adequate supply of semiconductors, with respect to which there is a global shortage, we may not be able to find alternative sources in a timely manner and Renergen’s business could be adversely impacted.

Semiconductors are a vital input to certain components of Renergen’s Virginia Gas Plant. Many of the key semiconductors used in these components come from limited or single sources of supply, and, therefore, a disruption with any one manufacturer or supplier in Renergen’s supply chain would have an adverse effect on our ability to continue Renergen’s operations. Due to Renergen’s reliance on these semiconductors, we are subject to the risk of shortages and long lead times in their supply. Renergen has in the past experienced, and may in the future experience, semiconductor shortages, and the availability and cost of these components would be difficult to predict. For example, a global shortage of semiconductors has been reported since early 2021, and we are unsure as to when, or if, such shortage will be resolved. To the extent such shortage persists, Renergen’s business could be adversely impacted. Additionally, Renergen’s manufacturers may experience temporary or permanent disruptions in their manufacturing operations due to equipment breakdowns, labor strikes or shortages, natural disasters, component or material shortages, cost increases, acquisitions, insolvency, changes in legal or regulatory requirements, or other similar problems, further exacerbating the global shortage. The shortage of semiconductors could negatively impact our ability to source an adequate supply of semiconductors used in Renergen’s operations, which may adversely affect Renergen’s business, results of operations and financial condition.

The ongoing military conflict between Russia and Ukraine and the USA, Israel and Iran could have a material adverse effect on the global energy industry and Renergen’s business, financial condition and results of operations.

The long-term impact on Renergen’s business resulting from the disruption of trade by the conflicts and associated sanctions is uncertain at this time due to the fluid nature of the ongoing military conflict and response. The potential impacts include supply chain and logistics disruptions, financial impacts including volatility in foreign exchange and interest rates, increased inflationary pressure on raw materials and energy, and other risks, including an elevated risk of cybersecurity threats and the potential for further sanctions.

The continuation of the conflict may trigger a series of additional economic and other sanctions enacted by the United States and other countries. The potential impact of supply chain and logistics disruptions, financial impacts, including volatility in helium and LNG prices, foreign exchange rates and interest rates, inflationary pressures on raw materials and energy and heightened cybersecurity threats, is uncertain at the current time due to the fluid nature of the conflict and international responses to it. To the extent any international conflict may adversely affect Renergen’s business, it may also have the effect of heightening many of the other risks described in Renergen’s risk factors, such as those relating to data security, supply chain, volatility in prices of inputs, and market conditions, any of which could negatively affect Renergen’s business and financial condition.

Although we monitor developments in international relations to assess any potential future impacts that may arise, we cannot provide assurance that we will not be impacted by any current or future international conflict. The adverse effects of the ongoing conflict between Russia and Ukraine, and/or economic sanctions and import and/or export controls to be imposed on the Russian government by the United States or others, and the above-mentioned adverse effect on the global economy and market conditions could have a material adverse effect on Renergen’s business, financial condition and results of operations.

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We may be unable to obtain, maintain or renew permits, leases or licenses necessary for Renergen’s operations, the failure of which could impair our ability to conduct Renergen’s operations and have a material adverse effect on Renergen’s results of operations.

Renergen’s operations require us to obtain a number of consents, permits, authorizations, leases and licenses that may impose strict regulations on various environmental and operational matters. These include consents issued by various agencies and regulatory bodies. The permitting rules, and the interpretations of these rules, are complex, change frequently and are subject to discretionary interpretations by Renergen’s regulators, all of which may make compliance difficult or impractical and may impair Renergen’s existing operations or the development of future facilities. Although we believe that we have obtained all consents, permits, authorizations, leases and licenses to operate Renergen’s operations to date, if any consents, permits, authorizations, leases and licenses that may be required for future operations are not issued or timely renewed as statutorily prescribed or at all, or are conditioned in a manner that may restrict our ability to conduct Renergen’s operations economically, Renergen’s cash flows may decline, which could negatively impact Renergen’s operations and results of operations.

Renergen’s results of operations may be adversely affected by permitting, operating or construction delays and requirements introduced via community, political or regulatory opposition to Renergen’s projects.

Certain persons, associations and groups could oppose natural gas or helium projects in general or Renergen’s projects specifically, citing, for example, misuse of water resources, contribution to climate change, landscape degradation, land use or price increase and harm to the environment. Moreover, regulation may restrict the development of LNG or helium plants in certain areas. In order to develop an LNG or helium project, we are typically required to obtain, among other things, petroleum rights to explore and/or produce LNG and helium, environmental authorizations, water use entitlements, and/or other related authorizations, land use, zoning and/or other infrastructure-related building permits, which in turn require environmental impact and applicable specialist studies to be undertaken and mandatory prescribed public participation processes, during which any interested or affected individual, association or group may oppose a project or expansion of an existing project. Any objection resulting from the public participation process must be taken into account by the relevant decision-making authority, which could in turn result in the applicable consents being delayed or not being granted or being granted solely on the condition that we carry out certain mitigation measures regarding the impact of the proposed project. Objections to Renergen’s application for the relevant consents, successful appeal and/or judicial review challenges in respect to the granting of Renergen’s applicable consents could adversely affect Renergen’s operating plans.

Authorization for the use, construction, and operation of systems and associated transmission facilities will also require the assessment and evaluation of existing limited real rights of third parties, such as mineral rights, private rights-of-way, and other easements; environmental, agricultural, traditional community entitlements, cultural, recreational, and aesthetic impacts; biodiversity loss, and the likely mitigation of adverse effects to these and other resources and uses. The inability to obtain the required consents and other governmental approvals, and any delays in obtaining such consents and other related approvals due, for example, to applicant or third party internal appeals and litigation, could potentially prevent us from successfully constructing and operating such projects in a timely manner and could result in the potential forfeiture of any deposit we have made with respect to a given project. Moreover, project approvals subject to project modifications and conditions, including mitigation requirements and costs, could affect the financial success of a given project. Changing regulatory requirements and the discovery of unknown site conditions could also adversely affect the financial success of a given project.

Further, we may be adversely affected by operating or construction delays. Due to the size and duration of construction in Phase 2, actual construction costs may be significantly higher than Renergen’s current estimates as a result of many factors, including but not limited to changes in scope, the ability of Renergen’s contractors to execute successfully under their agreements, changes in commodity prices, escalating labor costs and the potential need for additional funds to be expended to maintain construction schedules or comply with existing or future environmental or other regulations. As construction progresses, we may decide or be forced to alter operations or Renergen’s construction plans due to unforeseen events, which could result in longer construction periods, higher construction costs or both, including change orders to comply with existing or future environmental or other regulations. Any significant operating or construction delay, whatever the cause, could have a material impact on Renergen’s business, financial condition, results of operations or liquidity.

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Poor general economic, business, or political conditions may have a material adverse effect on Renergen’s results of operations, liquidity, and financial condition.

Renergen’s current business plan contemplates that a portion of Renergen’s revenue will be derived from the sale of helium and LNG. The demand for helium and LNG is largely driven by the economic, political and regulatory conditions of the countries where we plan to sell such commodities (for example, the USA and South Africa). Therefore, Renergen’s results of operations and financial condition are, to a large extent, dependent upon the overall level of economic activity in these countries.

During the last few years, concerns over inflation, energy costs, volatile oil and natural gas prices, geopolitical issues, the availability and cost of credit, rising interest rates, the overall health of the banking sector, the slowdown in economic growth in large emerging and developing markets, regional or worldwide increases in tariffs or other trade restrictions, and other issues have contributed to increased economic uncertainty and diminished expectations for the global economy.

Concerns about global economic conditions have had a significant adverse impact on domestic and international financial markets and commodity prices. If uncertain or poor economic, business, or industry conditions in the United States or abroad remain prolonged, demand for petroleum products could diminish or stagnate, and production costs could increase. These situations could impact the price at which we can sell Renergen’s LNG and helium, affect Renergen’s vendors’, suppliers’, and customers’ ability to continue operations, and ultimately adversely impact Renergen’s business, financial condition, results of operations or liquidity.

If we lose senior management or are unable to hire and/or retain sufficient technically skilled and experienced employees, Renergen’s business may be materially adversely affected.

Our ability to continue to operate, innovate, improve or expand depends on, among other things, our ability to retain and attract senior management and key employees with appropriate knowledge and skills, experience and other competencies as may be required to be competitive and to achieve Renergen’s business strategies over the long term. However, the energy industry in South Africa continues to experience a shortage of qualified senior management and technically skilled employees. We may be unable to hire or retain (due to departure or unavailability) appropriate senior management, technically skilled and experienced employees or other management personnel, or we may have to pay and/or award higher levels of remuneration (including sign-on packages, gross packages and short- and long-term incentives) than we currently provide to Renergen’s employees. To the extent that we are unable to hire or retain appropriate management and technically skilled personnel, or if there are not adequate succession plans in place, this could have a material adverse effect on Renergen’s business and on Renergen’s production levels, operating results and financial position. Renergen’s inability to hire or retain appropriate management and technically skilled personnel from designated groups may also affect Renergen’s compliance with Renergen’s employment equity obligations and the undertakings that we have made in Renergen’s social and labor plan in respect of the employment of historically disadvantaged persons.

Extreme weather and changing climatic conditions exacerbated by climate change impacts, including prolonged droughts, could lead to delays in Renergen’s projects and adversely affect Renergen’s operations.

Renergen’s operations are subject to various physical weather and climate risks, which may be exacerbated by climate change. Climate change may result in the increased frequency or severity of extreme weather events (including storms, droughts, floods, and wildfires) or changes in meteorological and hydrological patterns, which could adversely impact Renergen’s operations and financial results through, for example, water use curtailments in response to drought or construction delays resulting from more frequent storms and flooding. We take proactive measures to monitor water availability and quality within Renergen’s operations to help avoid and mitigate impacts to Renergen’s operations. In addition, the occurrence of extreme weather events has the potential to result in supply chain disruptions. While extreme weather events have increased in frequency and intensity in some areas where we operate, to date such events have not had a material impact on Renergen’s operations nor materially adversely affected Renergen’s business.

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Renergen’s reserves data are estimates based on assumptions that may be inaccurate and are based on existing economic and operating conditions that may change in the future, which could materially and adversely affect the quantities and value of Renergen’s reserves.

Renergen’s reserve estimates and the present value of future net cash flows from Renergen’s proved, probable and possible reserves, or PV-10, may vary substantially from the actual amounts we are able to recover economically from Renergen’s reserves. The process of estimating natural gas and helium reserves is complex. There are numerous uncertainties inherent in estimating quantities of reserves, including many factors beyond Renergen’s control. Estimates of reserves require interpretations of available technical data and necessarily depend upon a number of variables and assumptions, any one of which may, if incorrect, result in an estimate that varies considerably from actual results. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of Renergen’s reserves. These factors and assumptions relate to, among other aspects:

•	successful completion of Phase 2, on time and on budget;

•	future prices, production costs, capital expenditures and transportation costs;

•	the effects of regulation by governmental agencies; and

•	geologic conditions, which may not be identified by available exploration data and may differ from Renergen’s experiences in areas where we currently produce.

You should not assume that the present value of future net revenues from Renergen’s reserves is the current market value of Renergen’s estimated reserves. Actual production, revenue and expenditures with respect to Renergen’s reserves will likely vary from our estimates, and these variations may be material.

Further, any delays in the timing or increased costs of construction with respect to Phase 2 could result in reserve write-downs, which could materially affect Renergen’s PV-10, business, operating results and financial condition.

The PV-10 of Renergen’s estimated proved, probable and possible reserves is not necessarily the same as the current market value of Renergen’s estimated natural gas and helium reserves.

The PV-10 of Renergen’s estimated proved, probable and possible reserves may not be the current market value of Renergen’s estimated natural gas and helium reserves. In accordance with rules established by the SEC, we base the estimated discounted future net cash flows from Renergen’s reserves on contract prices, calculated as costs in effect on the date of the estimate, holding the prices and costs constant throughout the life of the properties. Actual future prices and costs may differ materially from those used in the net present value estimate, and future net present value estimates using then current prices and costs may be significantly less than the current estimate. In addition, the 10% discount factor we use when calculating discounted future net cash flows may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the natural gas and helium industry in general.

Power stoppages, fluctuations, usage constraints and limited access to sufficient water may force us to halt or curtail operations and/or increase costs.

Renergen’s operations are dependent on electricity supplied by Eskom, a state-owned utility company that historically has held a monopoly over electricity supply in the South African market. Over the past decade, electricity supply in South Africa has been constrained, with multiple power supply disruptions and load shedding constraints, which is a controlled process of restricting the electricity supply in response to unplanned events that commenced in South Africa in 2008. For example, after a strike at Eskom in June 2018, Eskom re-commenced load shedding to protect the power system from going offline. In 2022 and 2023, Eskom increased implementation of load shedding due to various constraints on its power generation units, which have resulted in certain unplanned outages. Although the position has materially improved in 2024 and 2025, load shedding may return in the short- to medium-term, particularly as the South African economy may increase growth under the GNU. Later in the decade, Eskom will also start to decommission some of its coal-fired power plants. Despite Eskom’s efforts to protect the national power grid to date, there is no assurance that Eskom’s efforts will prevent a nationwide blackout. Eskom has been unable to generate and supply the amount of electricity required by South Africa, which has resulted in significant and often unpredictable electricity supply disruptions. Eskom has implemented a number of short- and long-term mitigation plans to correct these issues but supply disruptions have continued to occur regularly and with no predictability. Prolonged power outages, disruptions, or shortages in supply of electricity to Renergen’s operations would have a material adverse impact on production and Renergen’s results of operations.

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Eskom has increasing costs of generation emanating from, among others, primary energy costs such as high diesel consumption related to its use of peaking power plants to supplement the shortfall in base load generation, reduced generation of electricity from its base load fleet as a result of a very low energy availability factor at its old power stations, operating costs and asset related revenue recovery. Eskom is required to submit regular applications to the National Energy Regulator of South Africa (“NERSA”), an independent regulatory body, in accordance with, among others, the principles set out in the Electricity Regulation Act, 2006 (Act No. 4 of 2006) requesting an increase in the power tariffs. Each tariff increase request, if granted by NERSA, results in higher energy costs for electricity users in South Africa, including us. During certain periods of load shedding, Eskom has burned significant amounts of diesel to run its gas turbines and has asked large power users to curtail their demand. This has contributed to Eskom’s ongoing financial difficulties and above inflation tariff applications to NERSA. Eskom has expressed concern that these increases may not be adequate to prevent future electricity interruptions and has indicated that it intends to challenge NERSA’s decision not to grant the requested tariff increase. In several instances, the court has ruled in Eskom’s favor, allowing retrospective recovery through tariff increases.

Furthermore, in February 2019, the President of South Africa announced the vertical unbundling of Eskom. While full state ownership will be maintained, the unbundling is expected to result in the separation of Eskom’s generation, transmission and distribution functions into separate entities, which may require legislative and/or policy reform, which could take a significant amount of time and could cause poor reliability of the supply of electricity, instability in prices, and a possible tariff increase above inflation that could continue through the unbundling process. Should we experience further power tariff increases, Renergen’s operating results and financial condition may be adversely impacted.

Although the South African Department of Electricity and Energy is developing a recovery program to improve the reliability of power supply in South Africa, there can be no assurance that this program will provide sufficient supply for the needs of the country or for us to run Renergen’s operations at full capacity or at all.

Renergen’s operations also require significant amounts of water. We are dependent on the availability of water in Renergen’s areas of operations and, in particular, on the provision of a sufficient allocation of water to enable us to conduct Renergen’s business. Renergen’s operations are located in historically water scarce areas, which such scarcity may be further impacted by climate change. Renergen’s current water supply to Renergen’s facilities and Renergen’s operations comes directly from the municipal main supply system, which also supplies the mining houses in the area and historically has not been prone to supply constraints. This municipal main supply system would also be the main source of water supply for Phase 2 of the Virginia Gas Project. Renergen’s on-site service water tank has sufficient water storage should unplanned service interruptions occur. Additionally, Phase 1 and Phase 2 of the Virginia Gas Project are designed for efficient water usages, including the recycling of produced water from plant operation wastewater and the recycling of treated sewage waste. However, shifting rainfall patterns, population growth and urban development in the areas surrounding Renergen’s operations are expected to lead to increased demands on the existing water supply, which, coupled with inadequate upgrades to existing water infrastructure, may cause water shortages in relation to Renergen’s areas of operations. If we cannot be supplied with sufficient water, Renergen’s results of operations and financial condition may be adversely impacted.

A cyber-attack could result in operational interruptions or the infringement of sensitive data, financial loss, and negative impacts on reputation.

A cyber-attack on the Company could result in operational interruptions or the infringement of sensitive data, financial loss, and negative impacts on reputation. We use a variety of information technology systems in the ordinary course of business, which are potentially vulnerable to unauthorized access, computer viruses, ransomware software viruses and other similar types of malicious activities and cyber-attacks, including cyber-attacks to Renergen’s information technology infrastructure and attempts by others to gain access to Renergen’s propriety or sensitive information, which range from individual attempts to advanced, persistent threats. These attacks, and, in particular, ransomware attacks, such as the Colonial Pipeline ransomware incident in May 2021, have become increasingly frequent and sophisticated globally, with attractive returns for criminals. As such, pressure on internal security network resources has intensified. The procedures and controls we use to monitor these threats and mitigate Renergen’s exposure may not be sufficient to prevent cybersecurity incidents. The results of these incidents could include misstated financial data, theft of trade secrets or other intellectual property, liability for disclosure of confidential customer, supplier or employee information, increased costs arising from the implementation of additional security protective measures, litigation and reputational damage, which could materially adversely affect Renergen’s financial condition, business or results of operations. Any remedial costs or other liabilities related to cyber-attacks may not be fully insured or indemnified by other means.

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Volatile macroeconomic conditions, such as fluctuating foreign exchange and rising inflation rates, may negatively impact operating costs and capital expenditures, which could affect Renergen’s results of operations and liquidity.

Volatile macroeconomic conditions, such as fluctuating foreign exchange and rising inflation rates, may negatively impact operating costs and capital expenditures, which could affect Renergen’s results of operations and liquidity. LNG is marketed in South Africa as a substitute / alternative for diesel fuel. It is priced at a discount to wholesale diesel fuel. Because diesel fuel prices are highly correlated with the Brent crude oil price, increases or decreases in the price of crude oil impact Renergen’s sales accordingly. Historically, the increasing cost of diesel fuel in South Africa has outstripped the domestic inflation rate. In addition, if exchange rates or interest rates, such as the SOFR, or any replacement benchmark rate, and the South African prime interest rate, increase significantly, Renergen’s finance expenses will increase, and our ability to obtain financing may decrease, which may materially adversely affect Renergen’s results of operations. South Africa’s central bank, the South African Reserve Bank, controls the repurchase rate, which is the rate at which the South African Reserve Bank lends to South African banks. The repurchase rate in turn determines the South African prime interest rate, which is the rate at which South African banks will lend to customers like Renergen. . Fluctuations in exchange rates and interest rates are caused by several factors that are beyond Renergen’s control, such as local and international central bank policy changes, geopolitical shift, global economic factors and others. Such volatile macroeconomic conditions may negatively impact operating costs and capital expenditures, which could affect Renergen’s results of operations and liquidity.

If we fail to comply with Renergen’s obligations under license or technology agreements with third parties, we may be required to pay damages and could lose license rights that are critical to Renergen’s business.

We license certain intellectual property rights, including technologies and data from third parties, which are important to Renergen’s business, and, in the future, we may enter into additional agreements that provide us with licenses to valuable intellectual property rights or technology. For example, we currently license satellite vegetation stress analyses software, detailed sub-surface modeling software, advanced DCS, SCADA or PLC systems and software, as well as hardware related licenses for specialist cryogenic equipment. Renergen’s future technological needs may be subjected to proprietary licensing requirements.

If we fail to comply with any of the obligations under Renergen’s license agreements, we may be required to pay damages and the licensor may have the right to terminate the license. Termination by the licensor would cause us to lose valuable rights and could prevent us from selling Renergen’s products and services, or inhibit our ability to commercialize future products and services. Renergen’s business would suffer if any current or future licenses terminate, if the licensors fail to abide by the terms of the license, if the licensors fail to enforce licensed patents against infringing third parties, if the licensed intellectual property rights are found to be invalid or unenforceable, or if we are unable to enter into necessary licenses on acceptable terms. In addition, Renergen’s rights to certain technologies are licensed to us on a non-exclusive basis. The owners of these non-exclusively licensed technologies are therefore free to license them to third parties, including Renergen’s competitors, on terms that may be superior to those offered to us, which could place us at a competitive disadvantage. Moreover, Renergen’s licensors may own or control intellectual property rights that have not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing, misappropriating or otherwise violating the licensor’s rights. In addition, the agreements under which we license intellectual property rights or technology from third parties are generally complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of Renergen’s rights to the relevant intellectual property rights or technology, or increase what we believe to be Renergen’s financial or other obligations under the relevant agreement. Any of the foregoing could have a material adverse effect on Renergen’s competitive position, business, financial condition, and results of operations.

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We may not be successful in obtaining, maintaining, enforcing, defending and protecting Renergen’s intellectual property and other proprietary rights, products or processes, including Renergen’s unpatented proprietary knowledge and trade secrets, or in avoiding claims that we infringed, misappropriated or otherwise violated the intellectual property rights of others.

Renergen’s business and our ability to compete effectively depend on our ability to obtain, maintain, defend, protect and enforce Renergen’s intellectual property rights, confidential information, know-how and other proprietary rights, products or processes. We rely on intellectual property laws in South Africa and other countries, as well as confidentiality procedures, cybersecurity practices and contractual provisions and restrictions, to protect the intellectual property rights and other proprietary rights relating to Renergen’s products, proprietary processes and proprietary technology. Despite Renergen’s efforts to obtain, maintain, defend, protect and enforce Renergen’s intellectual property rights and other proprietary rights, products or processes, there can be no assurance that these protections will be available in all cases or will be adequate to prevent Renergen’s competitors or other third parties from copying, accessing or otherwise obtaining and using Renergen’s technology, intellectual property rights or other proprietary rights, products or processes without Renergen’s permission. Further, there can be no assurance that Renergen’s competitors will not independently develop products or processes that are substantially equivalent or superior to ours or design around Renergen’s intellectual property rights and other proprietary rights. In each case, our ability to compete could be significantly impaired.

We may, over time, increase Renergen’s investment in protecting Renergen’s intellectual property rights through patent, trademark, copyright and other intellectual property filings, which could be expensive and time-consuming. We may not be able to obtain registered intellectual property protection for Renergen’s products or processes, and, even if we are successful in obtaining effective patent, trademark, trade secret and copyright protection, it is expensive and time-consuming to maintain, and defend, these rights in terms of application and maintenance costs. Moreover, Renergen’s failure to develop and properly manage new intellectual property rights could hurt Renergen’s market position and business opportunities.

In addition, these measures may not be sufficient to offer us meaningful protection or provide us with any competitive advantages. We will not be able to protect Renergen’s intellectual property rights if we are unable to enforce Renergen’s rights or if we do not detect unauthorized use of Renergen’s intellectual property rights. Moreover, any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce Renergen’s trade secrets, intellectual property rights and other proprietary rights. If we are unable to adequately protect Renergen’s intellectual property rights and other proprietary rights, Renergen’s competitive position and Renergen’s business could be harmed, as third parties may be able to commercialize and use products and technologies that are substantially the same as ours to compete with us without incurring the development and licensing costs that we have incurred. Any of Renergen’s owned or licensed intellectual property rights could be challenged, invalidated, circumvented, infringed, misappropriated or violated, Renergen’s trade secrets and other confidential information could be disclosed in an unauthorized manner to third parties, or Renergen’s intellectual property rights may not be sufficient to permit us to take advantage of current market trends or to otherwise provide us with competitive advantages, which could result in costly redesign efforts, discontinuance of some of Renergen’s product offerings or other competitive harm.

We believe that we have sufficient intellectual property rights to allow us to conduct Renergen’s business without incurring liability to third parties. However, we or Renergen’s products may nonetheless infringe, misappropriate or otherwise violate the intellectual property rights of third parties, or we may determine in the future that we may be required to enter into costly license agreements or require other rights to intellectual property rights held by third parties. Such a license or other rights may not be available to us on commercially reasonable terms or at all, in which case we may be prevented from using, providing or manufacturing certain products or services, as applicable, or using brands as we see fit. We may in the future become involved in lawsuits to protect or enforce Renergen’s intellectual property rights. An adverse result in any litigation proceeding could harm Renergen’s business.

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Strikes, riots and labor disruptions can damage economic growth and, in turn, negatively impact Renergen’s business.

Strikes, riots and labor disruptions can damage economic growth and, in turn, lead to loss of production and/or interruption of Renergen’s operations. We could suffer supply chain disruptions due to any labor disputes, slowdowns or shutdowns that may occur. For example, during the height of the COVID-19 pandemic due to government enforced lockdowns, we suffered project delays for various components of Renergen’s gas gathering system, balance of plant utilities and LNG and liquid helium processing plant because of supply chain challenges. We also experienced a two to three times increase in shipping transit times from China, Europe and the U.S. to South Africa, which exacerbated many of Renergen’s project delays. Additionally, South Africa experienced a period of political unrest in July 2021 as a result of the sentencing of the former President Jacob Zuma for contempt of court, which led to significant labor disruptions in the regions of Kwa-Zulu Natal and Gauteng. Any labor strikes, riots and/or labor disruptions may negatively impact Renergen’s employment relationships and could increase Renergen’s risk exposure, which in turn could negatively impact on Renergen’s results of operations and financial condition.

Drilling for and producing natural gas and helium are high risk activities with many uncertainties that could adversely affect Renergen’s financial condition or results of operations.

Renergen’s drilling activities are subject to many risks, including the risk that they will not discover commercially productive reservoirs. Drilling for natural gas and helium can be uneconomical, not only from dry holes, but also from productive wells that do not produce sufficient revenues to be commercially viable. There is no way to predict in advance of drilling and testing whether any particular prospect will yield natural gas or helium in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of micro-seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether natural gas or helium will be present or, if present, whether natural gas or helium will be present in commercial quantities. We cannot assure you that the analogies we draw from available data from other wells will be applicable to Renergen’s drilling prospects. In addition, drilling and producing operations on Renergen’s acreage may be curtailed, delayed or canceled as a result of other factors, including:

•	declines in natural gas or helium prices;

•	infrastructure limitations;

•	the high cost of, shortages in or delays with respect to receipt of equipment, materials and services;

•	unexpected operational events, pipeline ruptures or spills, adverse weather conditions, facility malfunctions or title problems;

•	compliance with environmental and other governmental requirements;

•	regulations, restrictions, moratoria and bans on injection wells and water disposal;

•	unusual or unexpected geological formations;

•	environmental hazards, such as natural gas or well fluids spills or releases, pipeline or tank ruptures and discharges of toxic gas;

•	fires, blowouts, craterings and explosions;

•	uncontrollable flows of natural gas or well fluids;

•	changes in the cost of decommissioning or plugging wells;

•	maintenance of quality, purity and thermal quality standards both for commodity sales and purposes of transportation;

•	members of the public have engaged in physical confrontations or acts of sabotage to impede or prevent transportation of hydrocarbons; and

•	pipeline capacity curtailments.

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In addition to causing curtailments, delays and cancellations of drilling and producing operations, many of these events can cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution, environmental contamination, loss of wells and regulatory penalties. The occurrence of an event that is not fully covered by insurance could have a material adverse impact on Renergen’s business activities, financial condition and results of operations.

We use information, communication, and technology systems, which record personal information. Failure of these systems, or the failure to protect personal information, could impact Renergen’s business and operations.

We receive, generate, store and otherwise process sensitive information, such as personal information.

We face a number of risks relative to protecting this critical information, including loss of access risk, inappropriate use or disclosure, inappropriate modification, and the risk of Renergen’s being unable to adequately monitor, audit and modify Renergen’s controls over Renergen’s critical information. This risk extends to the third-party vendors and subcontractors we use to manage this sensitive data.

The right to privacy of both natural and juristic persons (including companies) is regulated by the Protection of Personal Information Act, 2013 (the “POPIA”), which works alongside the Promotion of Access to Information Act, 2000 (the “PAIA”). With effect from July 1, 2021, a “responsible party” must ensure that it processes personal information of another (known as a “data subject’’) in accordance with the principles contained in the POPIA. The “processing” of personal information refers to any operation or activity concerning such personal information and includes collection, storage, use, alteration, retrieval (amongst others). In addition, the POPIA includes provisions relating to the processing of “special personal information,” which includes information concerning a data subject’s religious or philosophical beliefs, race or ethnic origin, trade union membership, political persuasion, health or sex life and criminal behavior or biometric information. The POPIA would apply to the “processing” of personal information relating to Renergen’s employees, customers, suppliers, shareholders and service providers. It also regulates the transfer of personal information outside South Africa by the Company and the processing of personal information for a responsible party by an independent third party known as an “operator” (data processor).

Any person (being natural or juristic persons, private or public bodies) who believes that we have failed to comply with Renergen’s obligations under the POPIA may lodge a complaint with the Information Regulator, who is, among others, empowered to monitor and enforce compliance with the provisions of the PAIA and the POPIA (the “Information Regulator”), and who is required to investigate the complaint. The Information Regulator may commence an investigation on its own initiative. In conducting this investigation, the Information Regulator may summon and enforce the appearance of persons before the Information Regulator, compel the production of documents, access and search any premises, conduct interviews, and carry out any inquiries at the premises that the Information Regulator deems fit. The Information Regulator is also empowered to issue a request for information by way of an information notice.

Upon completion of the investigation, the Information Regulator may refer the complaint to the Enforcement Committee of the POPIA (the “Enforcement Committee”) for consideration, a finding in respect of the complaint, and a recommendation in respect of the proposed action to be taken by the Information Regulator in respect of the complaint. Based on the recommendations of the Enforcement Committee, the Information Regulator may issue the responsible party with an enforcement notice directing the responsible party to take specific measures or to stop processing personal information or take the steps specified in the notice or refrain from taking such steps. The Information Regulator may also impose an administrative fine.

We cannot guarantee that Renergen’s POPIA compliance efforts will be deemed appropriate or sufficient by regulatory authorities or the courts. South African law provides protection to the personal information of both individuals and companies, the latter forming the vast majority of entities with whom we do business. Moreover, we may have difficulty adapting Renergen’s systems and processes to the new legislation. The changes have impacted, and could further adversely impact, Renergen’s business by increasing Renergen’s operational and compliance costs. Renergen’s or Renergen’s third-party vendors’ failure to comply with applicable data protection laws and regulations (such as in the event of a security breach) could result in claims, disputes, proceedings, government enforcement actions (which could include civil or criminal penalties), loss in customers and suppliers, private litigation and/or adverse publicity, monetary penalties or other liabilities, all of which could increase Renergen’s costs of doing business, distract Renergen’s management, require us to change Renergen’s operations and negatively affect Renergen’s operating results and business. Claims that we have violated data subjects’ privacy rights, failed to comply with data protection laws, or breached Renergen’s contractual obligations or privacy policies, even if we are not found liable, could be expensive and time consuming to defend, could result in adverse publicity and could have a material adverse effect on Renergen’s business, financial condition and results of operations. We may also be contractually required to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any laws, rules and regulations or other legal obligations relating to privacy or consumer protection or any inadvertent or unauthorized use or disclosure of personal information that we store or otherwise process as part of operating Renergen’s business.

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Unplanned stoppages and unforeseen operational interruptions and operational accidents or injuries could adversely affect Renergen’s performance.

Unplanned stoppages and unforeseen operational interruptions and operational accidents or injuries could adversely affect Renergen’s performance. Renergen’s operational processes may be subject to operational accidents, including but not limited to processing plant fires and explosions, damages caused by abnormal wear, inclement weather, incorrect operation, rock bursts, cave-ins or falls of ground, collapse of pit walls, flooding, loss of power supply, environmental pollution and mechanical critical equipment failures. Additionally, non-compliance with critical controls could lead to safety incidents or potential fatalities. The occurrence of one or more of these events may result in the death of, or personal injury to, personnel, the loss of equipment, damage to or destruction of properties or facilities, disruptions in production, increased costs, environmental damage and potential legal liabilities, all of which could have an adverse effect on Renergen’s business financial condition and results of operations.

Operational risks may adversely impact Renergen’s business or results of operations.

Renergen’s operating results are dependent on the continued operation of Renergen’s exploration and production facilities, our ability to meet customer contract requirements and other needs. Insufficient or excess capacity with respect to Renergen’s exploration and production facilities threatens our ability to generate competitive profit margins and may expose us to liabilities related to contract commitments. Renergen’s operating results are also dependent on our ability to obtain statutorily required consents on time, complete new construction projects on time, on budget and in accordance with performance requirements. Failure to do so may expose Renergen’s business to loss of revenue, potential litigation and loss of business reputation.

Also inherent in the management of Renergen’s production facilities and delivery systems, including storage, vehicle transportation and pipelines, are operational risks that require continuous training, oversight and control. Material operating failures at production or storage facilities or pipelines, including fire, toxic release and explosions, or the occurrence of vehicle transportation accidents could result in loss of life, damage to the environment, loss of production and/or extensive property damage, all of which may negatively impact Renergen’s financial results.

The third parties on whom we may rely for gathering and transportation services are subject to complex laws that may adversely impact Renergen’s business or results of operations.

Generally, we are responsible for conveying gas from the Virginia Gas Plant with a direct connection to trucks owned by us and for transporting the gas directly to end customers. There may be instances where we might rely on a third-party service provider for gathering and transportation services using the transportation fleet of the relevant third-party service provider. Such third-party service providers are subject to complex and stringent laws and regulations that require obtaining and maintaining numerous permits, approvals and certifications from various government authorities. These third parties may incur substantial costs in order to comply with existing laws and regulations. If existing laws and regulations governing such third party services are revised or reinterpreted, if new laws and regulations become applicable to their operations, or if these third parties otherwise change the rates, terms, or conditions of service, such changes may affect the availability of or the costs that we pay for services. Similarly, a failure to comply with such laws and regulations by the third parties could have a material adverse effect on Renergen’s business, financial condition, and results of operations. Moreover, the operations of these third parties could be subject to legal challenges that could disrupt service to Renergen’s operations and consequently adversely impact Renergen’s business or results of operations.

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Renergen’s insurance coverage may not adequately satisfy all potential claims in the future.

Although we believe we have sufficient insurance coverage, we may become subject to liability for pollution, occupational illness, climate change and other resource impacts or other hazards against which we have not been insured, cannot insure or are insufficiently insured, including those relating to past operations. Renergen’s existing property and liability insurance contains specific exclusions and limitations on coverage. Should we suffer a major loss, which is insufficiently covered, future earnings could be affected. In addition, certain classes of insurance may not continue to be available at economically acceptable premiums. As a result, in the future, Renergen’s insurance coverage may not fully cover the extent of claims against it or any cross-claims made.

If any of Renergen’s operations do not perform in line with Renergen’s expectations, we may be required to write down the carrying value of Renergen’s investment, which could affect Renergen’s profitability and the ability to pay dividends.

Under the IFRS, we are required to test the carrying value of long-term assets or cash-generating units for impairment at least annually and more frequently if we have reason to believe that Renergen’s expectations for the future cash flows generated by these assets may no longer be valid. If the results of operations and cash flows generated by Renergen’s operations are not in line with Renergen’s expectations due to, for example, fluctuations in commodity prices, evaluations of Renergen’s development plans, or new production data economics, we may be required to write down the carrying value of Renergen’s investment. A write down constitutes a non-cash impairment charge to earnings. Any write down could materially affect Renergen’s business, operating results and financial condition.

Possible disputes in relation to access, use and servitude agreements entered into with landowners could result in timing delays.

To enable us to commence Renergen’s operations and exploration and development activities, we enter into access, use and servitude agreements with the respective landowners. Such agreements allow us to access the property to do exploration and construction work and to construct the pipeline, and the landowner permits us to register a pipeline servitude, booster station servitude, or production well servitude. Any disputes between the respective landowner and us could lead to delays in our ability to complete exploration and construction work, resulting in time delays and additional costs.

A duly executed agreement to grant a servitude (or so-called unregistered servitude) gives rise to a real right only when it has been registered. Prior to registration, a third party, in particular a purchaser of the underlying land without notice of the servitude, is therefore not bound to recognize it, although the agreement becomes binding immediately inter partes (between the landowner and us). Once registered, or if any third parties have actual knowledge of it, the servitude becomes enforceable against third parties. Registration of the servitudes can be delayed from a timing perspective should the underlying land be encumbered by a mortgage bond and there is a delay in obtaining bondholder consent to register the servitude.

We may not be able to compete with less carbon-intensive sources of energy, such as renewable natural gas and renewable power, given the expected global energy transition to a low carbon economy.

While we believe we offer a competitive, less carbon-intensive source of helium and natural gas for use in transportation, industrial processes and power generation, we cannot guarantee that we Renergen’s products will remain competitive with other sources of energy or that even lower carbon intensive alternatives to Renergen’s products may emerge in the market. Many stakeholders are focused on the development of zero-carbon or carbon negative resources, such as renewable power from wind, solar, or other sources, or renewable natural gas, to assist in the global transition to a low carbon economy, and we cannot guarantee that changes in consumer demand for Renergen’s products will not adversely affect Renergen’s business and results of operations.

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Risks Related to Renergen’s Indebtedness and Liquidity

The DFC Credit Facility Agreement and IDC Loan Agreement place operating restrictions on us and create default risks.

The DFC Credit Facility Agreement and the IDC Loan Agreement contain covenants that place restrictions on Renergen’s operating activities. These restrictions may interfere with our ability to obtain financing or to engage in other business activities, which may have a material adverse effect on Renergen’s business, financial condition or results of operations.

If we are unable to comply with the covenants contained in the DFC Credit Facility Agreement and the IDC Loan Agreement, it could constitute an event of default and Renergen’s lenders could declare all borrowings outstanding, together with all other amounts owing under the related financing documents and accrued and unpaid interest, to be immediately due and payable. If we are unable to repay or otherwise refinance these borrowings when due, Renergen’s lenders could sell the collateral securing the DFC Credit Facility Agreement and the IDC Loan Agreement, which constitute substantially all of Renergen’s assets.

We will continue to have the ability to incur debt and Renergen’s levels of debt may affect Renergen’s operations and our ability to pay the principal of and interest on Renergen’s debt.

In the future, we and Renergen’s subsidiaries may be able to incur substantial additional debt from amendments to the DFC Credit Facility Agreement or IDC Loan Agreement, additional lending sources subject to the restrictions contained in the DFC Credit Facility Agreement and IDC Loan Agreement, or because of certain additional debt instruments we may issue. As of August 31, 2025, Renergen had R1539.0 million ($87.19 million) of outstanding borrowings.

Renergen’s indebtedness could be costly or have adverse consequences, such as:

•	requiring us to dedicate a substantial portion of Renergen’s cash flows from operations to payments on Renergen’s debt;

•	limiting our ability to obtain future financing for working capital, capital expenditures, debt obligations and other general corporate requirements;

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making us more vulnerable to adverse conditions in the general economy or Renergen’s industry and to fluctuations in Renergen’s operating results, including affecting our ability to comply with and maintain any financial tests and ratios required under Renergen’s indebtedness;

•	limiting Renergen’s flexibility to engage in certain transactions or to plan for, or react to, changes in Renergen’s business and industry;

•	putting us at a disadvantage compared to competitors that have less relative and/or less restrictive debt; and

•	subjecting us to additional restrictive financial and other covenants.

If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our ability to pay the principal of and interest on existing indebtedness and Renergen’s creditworthiness generally.

We may not be able to generate sufficient cash to service all of Renergen’s indebtedness and may be forced to take other actions to satisfy Renergen’s obligations under applicable debt instruments, which may not be successful.

Our ability to make scheduled payments on or to refinance Renergen’s indebtedness obligations, including under the DFC Credit Facility Agreement and the IDC Loan Agreement, depends on Renergen’s financial condition and operating performance, which are subject to prevailing economic and competitive conditions and certain financial, business and other factors beyond Renergen’s control. We may not be able to maintain a level of cash flow from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on Renergen’s indebtedness. Additionally, we anticipate incurring a substantial amount of indebtedness to fund the anticipated build cost to construct Phase 2, which will increase the risk that we are unable to generate sufficient cash to service all of Renergen’s indebtedness.

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Renergen’s outstanding indebtedness under the IDC Loan Agreement bears interest at a variable rate, which makes us more vulnerable to increases in interest rates and could cause Renergen’s interest expense to increase and decrease cash available for operations and other purposes.

Borrowings under the IDC Loan Agreement bear interest at a variable rate, which increases and decreases based upon changes in the underlying interest rate. Any such increases in the interest rate or increases of Renergen’s borrowings under the IDC Loan Agreement will increase Renergen’s interest expense and reduce Renergen’s funds available for operations and other purposes. Although from time to time we may enter into agreements to hedge a portion of Renergen’s interest rate exposure, these agreements may be costly and may not protect against all interest rate fluctuations. Accordingly, we may experience material increases in Renergen’s interest expense as a result of increases in interest rate levels generally.

We may incur losses on interest rate swap and hedging arrangements.

We may periodically enter into agreements to reduce the risks associated with increases in interest rates, such as interest rate swaps. Although these agreements may partially protect against rising inflation rates, they also may reduce the benefits to us if interest rates decline.

Risks Related to Legal, Regulatory and Compliance Matters

Renergen’s Exploration Rights and Production Right in South Africa could be altered, suspended, or canceled for a variety of reasons, including uncertainties associated with national and local legislation.

Various national and local policies, laws and regulations, norms and standards govern Renergen’s Exploration Rights and Production Right, which are characterized by significant uncertainties associated with both their formulation as well as implementation. Under the applicable South African laws and regulations, we are required to obtain certain permits, licenses and approvals for Renergen’s exploration and production activities, including, among others, Exploration Rights, Production Rights, environmental authorizations and integrated water use licenses. Moreover, we are required to comply with the terms and conditions attached to such permits, licenses and approvals, including by filing certain reports and plans with the relevant authorities from time to time. These permits, licenses and approvals are issued by ministries and/or agencies of the South African government and are crucial to Renergen’s business operations. Although we have obtained or are otherwise applying for all consents necessary to conduct Renergen’s business, there can be no assurance that we will obtain, retain, timely renew or comply with all of the terms and conditions attaching to such consents.

Any failure to obtain, renew or retain or any delay (and/or failure by relevant government authorities) in obtaining, retaining or renewing any required permits, licenses or approvals, may result in a delay in Renergen’s investment or development of a resource which may have a material adverse effect on Renergen’s business, results of operations, financial position and/or growth prospects. Additionally, Renergen’s existing licenses, permits and other authorizations may be suspended, terminated or revoked if we fail to comply with the relevant requirements. Should we fail to fulfil the specific terms of permits, licenses and other authorizations or if we operate Renergen’s business in a manner that violates applicable law, regulators may impose fines or suspend or terminate such licenses, permits or other authorizations. The failure to comply with the terms and conditions attached to such consents timely and strictly in line with the applicable requirements could negatively affect Renergen’s operations, and subject us to a variety of administrative or criminal penalties, other government actions or reputational harm, which may have a material adverse effect on Renergen’s business, results of operations, financial position and/or growth prospects.

Renergen’s Exploration Rights and Production Right expire on August 23, 2024 and September 20, 2042, respectively. If such rights expire and we are unable to renew such rights, we will lose Renergen’s right to explore, produce and develop the related properties. Although we intend to renew such rights prior to their expiration, we cannot provide assurance that we will be successful in extending such rights.

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We are subject to legislation, regulations and policies and compliance with current and future administrative, regulatory and other obligations could result in increased costs.

Renergen’s exploration, technical cooperations, production and operational development activities are subject to South African laws and regulations governing various matters. These include laws and regulations relating to environmental protection, the management of natural resources, the management and use of hazardous substances and explosives, exploration, production and post-closure reclamation and rehabilitation, exports, the regulation of the trading of gas, price controls, repatriation of capital and exchange controls, taxation, labor standards and other employment-related laws and occupational health and safety and historic and cultural preservation.

The costs associated with compliance with these laws and regulations are substantial, and possible future laws and regulations as well as changes to existing laws and regulations could cause additional expense, capital expenditures, restrictions on or suspensions of Renergen’s operations and delays in the development of Renergen’s assets.

Moreover, environmental and regulatory laws and regulations change frequently (due to general amendments or amendments brought about as a result of case law) and are generally becoming more stringent across the global natural gas industry. If Renergen’s environmental compliance obligations were to change as a result of changes to laws or regulations or as a result of changes in certain assumptions we make to estimate liabilities, or if unanticipated conditions were to arise in connection with Renergen’s operations, Renergen’s expenses and provisions would increase to reflect these changes. If material, these expenses and provisions could adversely affect Renergen’s business, operating results and financial condition.

We are subject to risks associated with litigation and regulatory proceedings, which could have a material adverse effect on Renergen’s business, operating results and financial condition.

We may be involved, from time to time, as a party in various lawsuits, arbitrations, regulatory proceedings or other disputes.

Increasing attention on climate change and water use management issues may also lead to an increase in complaints and litigation on grounds of contribution to, or failure to mitigate the effects of, climate change and/or water scarcity. For instance, the High Court of South Africa, Gauteng Provincial Division, Pretoria recently considered, in the case of EarthLife Africa, Johannesburg v Minister of Environmental Affairs and Others, the impact of a coal-fired power plant on global climate and its contribution to climate change should it continue to be operated until 2060. This was the first case of this nature to be adjudicated by South African courts and paves the way for additional litigation relating to the impacts of various actions on climate change and/or water resource impacts. Following this case, the Minister of the Department of Forestry, Fisheries and the Environment (the “DFFE”) published a notice inviting consultation on her intention to publish the National Guideline for Consideration of Climate Change Implications in Applications for Environmental Authorizations, Atmospheric Emission Licenses and Waste Management Licenses (GN. 559 of June 25, 2021). Although these guidelines will not apply retroactively to Renergen’s current authorizations, once published, the guidelines will be considered in any prospective applications made by us for the applicable licenses. Another example is the case of Sustaining the Wild Coast NPC and Others v. Minister of Mineral Resources and Energy and Others, in which the court found that the granting of an Exploration Right and its implications had not been made known to affected communities and that “the mere ticking of a checklist” did not constitute meaningful consultation. The court set aside the decision to grant the Exploration Right on the basis that it was procedurally unfair, but also noted that it failed to pass muster on several other grounds, including the failure to take account of relevant information, including climate change and the right to food, a failure to take account of the Integrated Coastal Management Act, 2008, and the failure to comply with various legal requirements such as the requirement to create opportunities for historically disadvantaged people to participate in the minerals and petroleum industries. The court found that the DMRE had failed to consider the communities’ spiritual and cultural rights and their rights to livelihood, the potential climate change implications, and the anticipated harm to the marine and bird life along the Eastern Cape coast. The respondents in this case have lodged an application for leave to appeal the decision. Consequently, to avoid the risks associated with climate change litigation, we would be required to manage Renergen’s climate change impacts responsibly, which may result in considerable expenses being incurred. This needs updating for the SCA decision

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Litigation, arbitration, regulatory proceedings and other types of disputes involve inherent uncertainties and, as a result, we face risks associated with adverse judgments or outcomes in these matters. Even in cases where we may ultimately prevail on the merits of any such dispute, we may face significant costs defending Renergen’s rights, lose certain rights or benefits during the pendency of any such litigation, arbitration, regulatory proceeding or other dispute, or suffer reputational damage as a result of Renergen’s involvement therein. There can be no assurance as to the outcome of any litigation, arbitration, regulatory proceeding or other dispute, and the adverse determination of material litigation could have a material adverse effect on Renergen’s business, operating results and financial condition. See also “Business—Legal Proceedings.”

Renergen’s failure to comply with applicable anti-corruption, anti-bribery, anti-money laundering and similar laws and regulations could negatively impact Renergen’s reputation and results of operations.

The legal and regulatory framework in which we operate is complex, and Renergen’s governance and compliance policies and processes may not prevent potential breaches of law or accounting or other governance practices. Renergen’s operating and ethical policies, among other standards and guidance, may not prevent instances of fraudulent behavior and dishonesty, nor guarantee compliance with legal and regulatory requirements.

We are required to comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over Renergen’s operations, which may include South African anti-bribery and corruption legislation, as well as the laws of the other countries (for example, the U.S. Foreign Corrupt Practices Act of 1977) where we do business or have a close connection. These laws and regulations may restrict Renergen’s operations, trade practices, investment decisions and partnering activities. These and other applicable laws prohibit us and Renergen’s officers, directors, employees and business partners acting on Renergen’s behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to government officials for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. They also require that we maintain accurate books and records and have a system of internal controls sufficient to, among other things, provide reasonable assurances that transactions are executed and assets are accessed and accounted for in accordance with management's authorization. Renergen has to comply with the South African anti-corruption law, the Prevention and Combating of Corrupt Activities Act, No. 12 of 2004, as amended (“PRECCA”), which prohibits public and private bribery and criminalizes various categories of corrupt activities. PRECCA also contains a reporting obligation to authorities of known or suspected corrupt activities which is triggered when the value of any known or suspected acts of corruption exceeds R100,000. Failure to report said corrupt activities is a criminal offense under PRECCA and imposes significant penalties on those convicted of corrupt activities. Regulation 43 of the Companies Act also contains a number of anti-corruption compliance obligations that we must adhere to. Some applicable anti-corruption laws may also prohibit so-called commercial or private bribery of private individuals. We are subject to the jurisdiction of various governments and regulatory agencies around the world, which may bring Renergen’s personnel and representatives into contact with government officials responsible for, among other things, issuing or renewing permits, licenses or approvals or for enforcing other governmental regulations.

Renergen’s failure to successfully comply with these laws and regulations may expose us to reputational harm, as well as significant sanctions, including criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions and debarment from government contracts, as well as other remedial measures.

Investigations of alleged violations can be expensive and disruptive. We continuously develop and maintain policies and procedures designed to comply with applicable anti-corruption, anti-bribery, anti-money laundering and similar laws. However, there can be no guarantee that Renergen’s policies and procedures will effectively prevent violations by Renergen’s employees or business partners acting on Renergen’s behalf, for which we may be held responsible, and any such violation could adversely affect Renergen’s reputation, business, results of operations, and financial condition.

Once an amendment to the South African loss carry forward rules comes into operation, it could have an adverse effect on Renergen’s financial results.

Renergen’s principal operating subsidiaries are South African tax residents. The loss carry forward rules are regulated by section 20 of the South African Income Tax Act No. 58 of 1962 (as amended from time to time) (the “South African Income Tax Act”). In determining taxable income as per enacted legislation, corporate taxpayers must set off their full extent of the balance of assessed loss carried forward from the preceding tax year against their income, with any unutilized assessed loss balance carried forward to future years of assessment to be set off against future income.

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In an attempt to broaden the corporate income tax base, the South African Taxation Laws Amendment Act No. 20 of 2021 was promulgated on January 19, 2022, resulting in the amendment of section 20 of the South African Income Tax Act regulating use of assessed losses by companies. Pursuant to this amendment, companies are permitted to set-off the balance of an assessed loss carried from the prior year of assessment (i.e., the historic position), but only to the extent that the set-off does not exceed the higher of R1 million and 80% of the amount of taxable income determined for that year (before taking into account such balance of assessed loss). The unutilized balance of assessed loss will be carried forward to the following year of assessment. The amended loss utilization provisions will apply to years of assessment which end on or after March 31, 2023.

Due to the amendment to section 20 of the South African Income Tax Act, we may experience delays in the utilization of the balance of Renergen’s assessed losses carried forward, which could have an adverse effect on Renergen’s financial results.

Amendments to tax legislation, tax rates or the administration or interpretation thereof may impact Renergen’s business, results of operations, financial condition and/or prospects.

We are subject to various direct and indirect taxes. Tax legislation or the administration or interpretation thereof is subject to change occasioned by amendments, court decisions and the respective revenue authorities’ pronouncements on accepted practice in South Africa. These changes could affect Renergen’s overall effective tax rate, thereby impacting Renergen’s earnings, or could impact demand for Renergen’s products, which could, in turn, have a material adverse effect on Renergen’s business, financial results and/or prospects.

We cannot predict the impact of future changes in tax legislation, or interpretation thereof. Amendments to existing tax legislation, or the introduction of new rules in South Africa, may have an impact on the investment decisions of either existing or potential shareholders.

We may be exposed to historical environmental liability risk in respect of Renergen’s closed, closing or sold assets.

Section 28 of the South African National Environmental Management Act 107 of 1998 (“NEMA”) and section 19 of the National Water Act No. 36 of 1998 (the “NWA”) both impose a statutory duty of care for significant environmental pollution or degradation and require remedial measures to be taken in order to address any such environmental degradation, regardless of when it occurred. This duty applies retrospectively and may expose us to historical environmental liability risks in respect of Renergen’s closed, closing or sold assets. Under NEMA, the liability of the gas facility continues post-closure indefinitely, notwithstanding the issuance of a closure certificate by the relevant minister, especially where the treatment of water is incorporated. Notwithstanding the onerous statutory duty imposed by NEMA and NWA, we may, in the future, be subject to further incremental legislation that imposes increased environmental liability and may result in significant costs being incurred well above the costs anticipated by us. Any assessment on or adverse finding against us of historical environmental liability may result in significant costs being incurred by us, which may, in turn, have a material adverse effect on Renergen’s business, results of operations, and financial condition.

Risks Related to South Africa

We may not be able to effectively and efficiently manage the disruption to Renergen’s operations as a result of the ongoing electricity generation crisis in South Africa, which could adversely affect Renergen’s results of operations, financial position, cash flows and future growth.

In 2022 and 2023, South Africa experienced multiple electricity supply crises due to the inability of Eskom, the sole, state-owned energy supplier, to reliably provide electrical power throughout the country. Both the government of South Africa and the U.S. Embassy & Consulates in South Africa have declared a “State of Disaster” in response to ongoing power shortages. The country’s energy crisis includes sustained load-shedding (planned and unplanned rolling blackouts) at varying intervals and is expected to extend beyond 2023. However, in 2024 and 2025, the supply situation has improved significantly with Eskom’s Energy Availability Factor currently approaching excess capacity. South Africa has endured several reductions in the power supply recently, such as South Africa’s order to Eskom in 2021 to reduce by one-third its operating capacity to limit its greenhouse gas emissions (which has been subsequently been significantly amended, with a delay in decommissioning of multiple units). 2022 saw more than twice as many blackouts as any other year, as aging coal-fired power plants broke down and Eskom struggled to buy diesel for emergency generators. Load-shedding resulted in 2023 in localized power outages of up to six hours or more per day throughout the country. Consequentially, we have experienced, and could continue to experience, increased electricity prices. Renergen’s results of operations, financial position, cash flows and future growth could be adversely affected by the ongoing electricity supply crisis in South Africa, including due to capacity reductions, load shedding and/or electricity price increases.

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Economic, political or social instability in South Africa may have a material adverse effect on Renergen’s operations and profits.

Renergen’s petroleum operations are located in South Africa. High levels of unemployment and a shortage of critical skills in South Africa, despite increased government expenditure on education and training, remain issues that impact the local economy. Changes to, or increased instability in the economic, political or social environment in South Africa or surrounding countries could create uncertainty, which discourages investment in the region and may affect investments in us. In addition, socio-political instability and unrest may also disrupt Renergen’s business and operations, compromise safety and security, increase costs, affect employee morale, impact our ability to deliver Renergen’s operational plans, create uncertainty regarding Renergen’s exploration and production licenses, and cause reputational damage; any of which could have a material adverse effect on Renergen’s business, results of operations and financial condition.

Community disruptions could result in access to Renergen’s petroleum operations being obstructed, Renergen’s property being damaged and production being interrupted. Any threats, or actual proceedings, to nationalize any of Renergen’s assets could cause a cessation or curtailment of Renergen’s operations, resulting in a material adverse effect on Renergen’s business, operating results and financial condition. If any of these risks materialize, this could cause a rapid decline in the value of Renergen’s securities, thereby possibly causing investors to lose their respective investments.

More specifically, South African petroleum companies are experiencing increasing trends of incitement, breaches of perimeter security, vandalism and robbery, as well as the intimidation and murder of employees.

In addition, economic and political instability and geopolitical events in regions outside of South Africa, including the United Kingdom’s exit from the European Union, the emergence of a trade war between the United States and China and the invasion of Ukraine by Russia in February 2022 (and the retaliatory measures that have been taken, or could be taken in the future, by the United States and other countries) may result in unavoidable uncertainties and events that could: negatively affect the risk appetite for investments in the equity markets, South Africa and petroleum companies in particular; cause volatility in currency exchange rates, commodity prices, interest rates, and worldwide political, regulatory, economic or market conditions; and contribute to instability in political institutions, regulatory agencies, and financial markets. Any of these factors could have a material adverse effect on Renergen’s business, operating results and financial condition.

South African exchange control regulations could materially constrain Renergen’s financial flexibility.

South Africa’s existing Exchange Control Regulations restrict the ability of South African companies to convert or transfer sums in foreign currencies to or from South Africa. Transactions between South African residents (including companies) and non-residents (excluding residents of the Common Monetary Area (“CMA”)) are subject to exchange controls enforced by the SARB.

As a result, our ability to raise or deploy loan funding outside the CMA is currently subject to consent from either the SARB, or where such authority has been delegated, an “Authorized Dealer” with full capacity at an approved bank operating in South Africa, particularly any debt funding that we may require from offshore lenders. These limitations placed on flowing all funds in an unregulated manner could hinder Renergen’s financial and strategic flexibility, particularly our ability to raise funds outside South Africa.

Recent updates to the Exchange Control Regulations place the approval of a listing by a South African company on a foreign stock exchange with the Authorized Dealer. Therefore, we will need the approval of the Authorized Dealer to list Renergen’s ADRs on the Nasdaq. While Renergen’s engagements with Renergen’s Authorized Dealer have been positive and we anticipate receiving approval to list Renergen’s ADRs on Nasdaq, there can be no assurance that it will approve Renergen’s Nasdaq listing.

In February 2020, the Minister of Finance announced a new capital flow management system in the 2020 Budget Speech, in terms of which all foreign-currency transactions will be allowed, except for a risk-based list of capital flow measures. The 2021 Budget Speech on February 24, 2021 stated the new capital flow management framework would continue to be developed and that new regulations in this regard will be published “shortly.” To date, the new framework and regulations have not yet been published, although there has been an ongoing relaxation of current exchange controls with a view to easing controls and implementing a prudential-based system.

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There is no assurance that restrictions on currency exchange will not be reinstated or implemented in the future or that these restrictions will not limit the ability of Renergen’s subsidiaries to transfer cash or borrow from outside the CMA, which could have a material adverse effect on Renergen’s business, results of operations, financial condition and prospects.

Renergen’s business, results of operations, and financial condition may be adversely affected by inflation.

South Africa may continue to experience high levels of inflation in the future, which may increase Renergen’s costs, such as labor and energy, as well as Renergen’s revenues. Inflationary pressures may also curtail our ability to access international financial markets and may lead to further government intervention in the economy. This may include the introduction of government policies that may materially and adversely affect the overall performance of the South African economy, which in turn may materially and adversely affect us.

HIV/AIDS, tuberculosis and other contagious diseases pose risks to us in terms of lost productivity and increased costs.

The prevalence of HIV/AIDS in South Africa poses risks to us in terms of potentially reduced productivity and increased medical and other costs. Compounding this are the concomitant infections, such as tuberculosis, that can accompany HIV illness, particularly during the latter stages, and cause additional healthcare-related costs. Additionally, the spread of contagious diseases such as respiratory diseases is exacerbated by communal housing. The spread of such diseases could impact employees’ productivity, treatment costs and, therefore, operational costs. If there is a significant increase in the prevalence of HIV/AIDS infection and related diseases, or other diseases among the workforce, this may have a material adverse effect on Renergen’s business, results of operations and financial condition.

The costs of healthcare services may increase in the future depending on underlying legislation and the profile of Renergen’s employees.

Healthcare costs in South Africa have increased in recent years. Healthcare, and particularly occupational healthcare, is provided by Discovery, Bonitas and Medihelp. There is a risk that the cost of providing such services could change in the future, depending on, among other things, the nature of underlying legislation and the profile of employees. This cost, should it transpire, is difficult to estimate. Significant increases in the costs of healthcare provided to Renergen’s employees at Renergen’s facilities or mandated contributions to any national healthcare fund could have an adverse effect on Renergen’s business, financial condition and results of operations.

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